Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67800, 333-50084, 333-33101, 333-00179, 333-68683, 333-19863, 333-82475, 333-70983, and 333-119681) of Service Corporation International of our report dated March 3, 2006, except for note two to the consolidated financial statements, as to which the date is August 9, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Service Corporation International’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 11, 2006